Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Real Messenger Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,864,260	(1)	$2.3201	(2)	$4,325,269.63	(2)	$0.00015310	$662.20
Total Offering Amounts							$4,325,269.63			$662.20
Total Fee Offsets										-
Net Fee Due										$662.20

(1)	Represents Class A ordinary shares, par value $0.0001 per share (the “Shares”), issuable pursuant to awards under the Real Messenger Corporation 2023 Equity Incentive Plan (the “Plan”) of Real Messenger Corporation, a Cayman Islands company (the “Registrant”). This Registration Statement covers, in addition to the number of Shares stated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Plan as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price with respect to the Plan are calculated based on the average of the high and low prices for the Registrant’s Shares as reported on the Nasdaq Capital Market on May 5, 2025.